Exhibit 10.11
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”) is entered into as of May 29, 2001 by and between Gary Palmer (“Executive”) and Wildcard Systems, Inc., a Florida corporation (the “Company”).
     1. Employment by the Company.
          1.1 Title and Responsibilities. Subject to the terms set forth herein, the Company agrees to continue to employ Executive in the position of Chief Operating Officer and Executive hereby accepts such continued employment effective as of May 29, 2001 (the “Employment Date”). Executive shall also continue to be entitled to be a member of the Company’s Board of Directors (the “Board”) for the entire term of this Agreement. Executive shall report to the President & CEO and shall perform such duties as are assigned to him from time to time by the President & CEO, consistent with the Bylaws of the Company. Executive agrees that he will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.
          1.2 Term. The term of this Agreement shall commence on the Employment Date and shall continue until the date when Executive’s employment terminates pursuant to Section 4.1, 4.2, 4.3, 4.4, 4.5 or 5.3.
          1.3 Company Employment Policies. Executive’s employment relationship with the Company shall also be governed by the general employment policies and procedures of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.
     2. Compensation and Benefits.
          2.1 Salary. For services rendered hereunder, Executive shall receive an annual base salary of one hundred sixty five thousand dollars ($165,000) (“Base Salary”), less standard withholdings and deductions, payable in accordance with the Company’s standard payroll procedures. Executive will be considered for annual changes in Base Salary in accordance with Company policy and subject to review and approval by the Board.
          2.2 Bonus. For calendar year 2001, Executive shall be eligible to receive a cash bonus (the “Bonus”) in the amount of fifty percent (50%) of Base Salary if Executive’s performance meets targets established by the Board, plus a potential additional amount of up to fifty percent (50%) of Base Salary for performance that exceeds such targets to the extent established by the Board. Such Bonus shall be paid in accordance with the Company’s standard practice and shall be subject to standard withholdings and deductions, but in any event shall require that Executive remain employed by the Company for the entire calendar year with respect to which the Bonus is payable. The Board shall review and establish on an annual basis the amount and criteria used for determining payment of such Bonus.
          2.3 Stock Options.
                    (a) Upon commencement of the term of this Agreement and subject to approval by the Board, the Company shall grant Executive an option to purchase three hundred thousand (300,000) shares of the Company’s Common Stock, as provided in the Company’s applicable stock option plan (the “Option Plan”). The option shall have an exercise price of $1.00 per share, which represents the fair market value of the shares on the date of grant, as determined by the Board. The option shall be subject to a five-year vesting period, commencing on April 1, 2001, and shall vest in equal portions on a monthly basis during such five-year vesting period, provided that Executive remains employed by the Company. The option, if approved by the Board, shall be subject to the terms and conditions of the Option Plan, any amendments thereto, and the corresponding stock option agreement with Executive.
          2.4 Standard Company Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation plans which may be in effect from time to time and provided by the Company to its executive level employees generally.
          2.5 Business Expense Reimbursement. The Company shall reimburse Executive for all reasonable travel, entertainment or other expenses incurred by Executive in furtherance of or in connection with the performance of his duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
          2.6 Indemnification. Executive shall receive indemnification as a corporate officer and director of the Company to the maximum extent extended to the other officers and directors of the Company. Executive may be required to enter into an indemnification agreement with the Company, pursuant to which the Company agrees to advance any expenses for which indemnification is available to the extent allowed by applicable law.
     3. Other Duties and Agreements.
          3.1 Nondisclosure. During the term of this Agreement and thereafter, Executive shall not, without the prior written consent of the Board, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company) confidential information or proprietary data of the Company, except as required by applicable law or legal process, in which case promptly and before disclosure Executive shall give notice to the Company of any such requirement or process; provided, however, that confidential information shall not include any information available from another source on a nonconfidential basis, known generally to the public, or ascertainable from public or published information (other than as a result of unauthorized disclosure by Executive). Executive agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company, which he may then possess or have under his control.
          3.2 Noncompetition. During Executive’s employment by the Company, except on behalf of the Company, Executive may not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever known by Executive to compete directly with the Company, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, provided that Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.
          3.3 Other Agreements. Executive shall from time to time execute and deliver to Company such agreements, documents and instruments as the Company may reasonably require, including, without limitation, confidentiality, trade secret, invention assignment and other agreements.
          3.4 Outside Activities. Except with the prior written consent of the Board, Executive may not, during his employment with the Company, undertake or engage in any other employment, occupation or business enterprise, other than ones in which he is a passive investor or is currently engaged as previously disclosed to the Board. Executive may accept speaking or presentation engagements in exchange for honoraria and may engage in civic and not-for-profit activities, provided that such activities do not materially interfere with the performance of his duties hereunder.
          3.5 Investments and Interests. Except as permitted by Section 3.4, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
          3.6 Prior Agreements. Executive represents and warrants that his employment by the Company will not conflict with and will not be constrained by any prior agreement or relationship with any third party. Executive represents and warrants that he will not disclose to the Company or use on behalf of the Company any confidential information governed by any agreement with any third party except in accordance with an agreement between the Company and any such third party. During Executive’s employment by the Company, Executive may use, in the performance of his duties, all information generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.

     4. Termination Of Employment.
          4.1 At-Will Employment. Executive’s relationship with the Company is at-will. Both Executive and the Company shall have the right to terminate Executive’s employment with the Company at any time with or without Cause and with or without notice.
          4.2 Termination by Company for Cause. If the Company terminates Executive’s employment at any time for Cause (as defined below), Executive’s salary shall cease on the date of termination and Executive shall not be entitled to severance pay, pay in lieu of notice or any other such compensation other than payment of accrued but unpaid Base Salary, earned but unpaid Bonus and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans. All stock options held by Executive shall cease vesting as of the date of termination and shall be exercisable thereafter only pursuant to the terms of the Option Plan and corresponding stock option agreements.
               (a) Definition of Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (i) Executive’s conviction of any felony or of any crime involving dishonesty; or (ii) Executive’s participation in any fraud against the Company. Executive’s disability or death shall not constitute Cause hereunder.
          4.3 Voluntary Resignation. Executive may voluntarily terminate his employment with the Company at any time with or without notice, and with or without Good Reason (as defined below). In the event that Executive voluntarily terminates his employment (other than for Good Reason following a Change in Control, as provided in Section 5.3), he will not be entitled to severance pay, pay in lieu of notice or any other such compensation other than payment of accrued but unpaid Base Salary, earned but unpaid Bonus and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans. All stock options held by Executive shall cease vesting as of the date of termination and shall be exercisable thereafter only pursuant to the terms of the Option Plan and corresponding stock option agreements.
          4.4 Termination for Death or Disability. Executive’s employment with the Company shall be terminated in the event of his death or in the event of any disability that renders Executive physically or mentally unable regularly to perform his duties hereunder for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period. The determination regarding whether Executive is physically or mentally unable regularly to perform his duties shall be made by the Board. In the event that Executive’s employment with the Company is terminated for death or disability as described in this Section 4.4, Executive and his heirs, successors, and assigns shall not receive any compensation or benefits other than payment of accrued but unpaid Base Salary, earned but unpaid Bonus and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans. Upon the date that Executive is terminated because of such death or disability, all outstanding stock options held by Executive shall have their vesting accelerated such that all options which otherwise would have been vested within twelve (12) months of the date of termination had Executive continued to provide services to the Company during that period shall be fully vested and exercisable as of the date of termination.
          4.5 Termination without Cause. In the event that the Company terminates Executive’s employment without Cause, Executive shall be entitled to receive the following benefits:
               (a) The Company shall pay to Executive his accrued but unpaid Base Salary, earned but unpaid Bonus and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans.
               (b) Upon the effective date of the release described in Section 6, the Company shall pay to Executive an amount equal to twelve (12) months of his then current Base Salary, less standard withholdings and deductions.
               (c) Upon the effective date of the release described in Section 6, all outstanding stock options shall have their vesting accelerated such that all options which otherwise would have been vested within twelve (12) months of the date of termination had Executive continued to provide services to the Company during that period shall be fully vested and exercisable as of the date of termination.
     5. Change in Control.
          5.1 Definition of Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:
               (a) a sale of substantially all of the assets of the Company;
               (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which stockholders of the Company immediately before the merger or consolidation have, immediately after the merger or consolidation, greater than 50% of the stock voting power of the surviving corporation);
               (c) a reverse merger in which the company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which stockholders of the Company immediately before the merger have, immediately after the merger, greater than 50% of the stock voting power of the Company or a parent corporation of the Company); or
               (d) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred.
          5.2 Definition of “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean any one of the following events that occurs without Executive’s written consent on or after the effective date of a Change in Control: (i) any reduction of Executive’s then existing annual Base Salary by more than ten percent (10%);

(ii) any material reduction in the package of benefits and incentives, taken as a whole, provided to Executive (except that employee contributions may be raised to the extent of any cost increases imposed by third parties); (iii) any material diminution of Executive’s duties, responsibilities or authority, provided that a change in Executive’s reporting relationships shall not constitute such a material diminution; (iv) any request that Executive relocate to a work site that would increase his one-way commute distance by more than thirty-five (35) miles from his then principal residence, unless Executive accepts such relocation opportunity; or (v) any material breach by the Company of its obligations under this Agreement that is not remedied by Company within thirty (30) days of written notice of such breach from Executive.
          5.3 Termination Following a Change in Control, in the event that within eighteen (18) months following the effective date of a Change in Control, Executive’s employment with the Company is terminated without Cause or Executive resigns for Good Reason (each a “Change in Control Termination”), Executive shall be entitled to receive the following benefits in lieu of any benefits under Section 4 of this Agreement:
               (a) The Company shall pay to Executive his accrued but unpaid Base Salary, earned but unpaid Bonus and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans.
               (b) Upon the effective date of the release described in Section 6, the Company shall pay to Executive a lump sum amount an amount equal to twelve (12) months of his then current Base Salary, less standard withholdings and deductions.
               (c) Upon the effective date of the release described in Section 6, the Company shall pay to Executive an amount equal to his then current Bonus, assuming performance at target for the year in which such termination occurs, less standard withholdings and deductions.
               (d) Upon the effective date of the release described in Section 6, all outstanding stock options held by Executive shall become fully vested and immediately exercisable as of the date of the Change in Control Termination.
               (e) If any payment, distribution or benefit Executive would receive from the Company or otherwise, but determined without regard to any additional payment required under this Section 5.3(e), pursuant to a Change in Control of the Company (“Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount that shall fund the payment by Executive of any Excise Tax on the Payment as well as all income and employment taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment.

     The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
     The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
          6. Release. Upon Executive’s termination of employment, he shall enter into and execute a release substantially in the form attached hereto as Exhibit A (the “Release”), as a condition of his receipt of any severance benefits provided under this Agreement. Additionally, unless the Release is executed by Executive and becomes fully effective under the terms set forth in the Release, Executive’s stock options will not be accelerated as provided in this Agreement and in such event, Executive may exercise his stock options following the date of his termination only to the extent provided under the options’ original terms in accordance with the Option Plan and corresponding option agreements.
          7. General Provisions.
          7.1 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.
          7.2 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and its respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties or rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.
          7.3 Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third (3rd) day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records.
          7.4 Headings. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
          7.5 Non-Publication. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law, standard or required corporate reporting, or disclosure is made to the parties’ respective advisors and agents (e.g., attorneys, accountants).
          7.6 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Florida, as applied to contracts made and to be performed entirely within the State of Florida.
     In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Gary Palmer	WildCard Systems, Inc.

Gary Palmer

Date: June 7, 2001	/s/ Larence Park

Larence Park

Title: President & CEO

Date: 6-7-01

EXHIBIT B
RELEASE AGREEMENT
     In consideration of the benefits I will receive under my Employment Agreement with the Company (the “Agreement”) dated May      , 2001, to which I would not otherwise be entitled, I hereby agree as follows:
     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.
     Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents, subsidiaries and affiliates, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of equity or compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the Worker Adjustment and Retraining Notification Act (“WARN Act”); the Florida Civil Rights Act of 1992, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

Gary Palmer

/s/ Gary Palmer

Date: June 7, 2001